Exhibit 99.1

SEALY MATTRESS COMPANY

CONDITIONAL NOTICE OF REDEMPTION TO HOLDERS OF

10.875% SENIOR SECURED NOTES DUE 2016

(THE “NOTES”)

To:	Holders of Sealy Mattress Company Notes

    CUSIP Nos. 812141AP4 and U81199AD0

Re:	Conditional Notice of Redemption

Pursuant to Section 1105 of the Indenture, dated as of May 29, 2009 (as amended, the “Indenture”), among Sealy Mattress Company (the “Company”), the Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), and as Notes Collateral Agent, notice is hereby given (this “Conditional Notice of Redemption”) that the Company has elected to, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement referred to below, including the receipt of regulatory approvals, and consummation of the Merger (as defined below), will redeem all of the outstanding Notes on April 15, 2013 (the “Redemption Date”) as permitted under Section 1101 of the Indenture and pursuant to paragraph 5 of the Notes. All capitalized terms not otherwise defined herein have the respective meanings given to such terms in the Indenture.

An aggregate principal amount of $235,000,000 of the Notes will be redeemed. The Notes will be redeemed at a redemption price of 105.438% (the “Redemption Price”) of the aggregate principal amount thereof (that is, $1,054.38 for each $1,000 principal amount of Notes to be redeemed), plus accrued and unpaid interest to the Redemption Date, in an aggregate amount of interest equal to $12,778,125.

On the Redemption Date, the Redemption Price and accrued and unpaid interest will become due and payable and will be paid to Holders on or after the Redemption Date, upon each Holder’s surrender to the Trustee, as paying agent (hereinafter “Paying Agent”), at the address provided below, of the Notes redeemed. Unless the Company defaults in paying the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date.

This Conditional Notice of Redemption is subject to the condition that, pursuant to a previously disclosed Agreement and Plan of Merger, dated as of September 26, 2012 (the “Merger Agreement”), by and among Tempur-Pedic International Inc. (“Tempur”), Sealy Corporation (“Parent”), and Silver Lightning Merger Company, a subsidiary of Tempur (“Sub”), and the satisfaction or waiver of the conditions set forth in the Merger Agreement, including the receipt of regulatory approvals, Sub merges with and into Parent, after which the separate corporate existence of Sub ceases and Parent continues as a surviving subsidiary of Tempur (the “Merger”). If the Merger does not occur on or about March 18, 2013 and prior to the Redemption Date, this Conditional Notice of Redemption shall be of no force and effect and the redemption shall not occur.

To collect the Redemption Price and accrued and unpaid interest, Holders must surrender the Notes for redemption, at the office of the Paying Agent shown below, at any time on or after the Redemption Date:

The Bank of New York Mellon Trust Company, N.A.

Attention: Global Corporate Trust

111 Sanders Creek Parkway

East Syracuse, New York 13057

The method chosen for the delivery of the Notes is at the option and risk of the Holder. If delivery is by mail, use of registered or certified mail, properly insured is suggested.

SECURITIES HELD IN BOOK-ENTRY FORM WILL BE REDEEMED IN ACCORDANCE WITH THE APPLICABLE PROCEDURES OF THE DEPOSITORY TRUST COMPANY.

The CUSIP number indicated above is included solely for convenience of the Holders of the Notes. The Company is not responsible for the use or selection of the number, nor is any representation made as to the correctness or accuracy of such number printed on the Notes or as listed in this Conditional Notice of Redemption.

Dated: March 11, 2013

SEALY MATTRESS COMPANY

/s/ Michael Q. Murray
Name: Michael Q. Murray
Title: Senior Vice President, General Counsel and Secretary

[Holder Redemption Notice Signature Page]